Exhibit 99.1

WHIRLPOOL ITALIA HOLDINGS S.R.L.

Viale Guido Borghi 27, 21025 Comerio (Varese)

Registered in the Varese Companies’ Registry at no. 03424700122

PRESS RELEASE

Consob approved the Offer Document relating to the mandatory tender offer launched by Whirlpool Italia

Holdings S.r.l. for all ordinary shares of Indesit Company S.p.A.

•	Per share consideration in cash: EUR 11

•	Tender period: from 8:00 a.m. (Italian time) on 3 November 2014 until 5:30 p.m. (Italian time) on 21 November 2014, inclusive, subject to extensions

•	Consideration payment date: 28 November 2014, subject to extensions

•	Possible re-opening of the tender period: from 8:00 a.m. (Italian time) on 1 December 2014 until 5:30 p.m. (Italian time) on 5 December 2014, with a consideration payment on 12 December 2014

Comerio, 29 October 2014. With reference to the all-inclusive mandatory tender offer launched by Whirlpool Italia Holdings S.r.l. (the “Offeror”), pursuant to articles 102 and 106, paragraph 1, of Legislative Decree of 24 February 1998, No. 58, as amended (the “TUF”) for 34,244,635 ordinary shares, with a par value of EUR 0.90 each and regular dividend, issued by Indesit Company S.p.A. (“Indesit” or the “Issuer”), equal to 29.99% of the share capital of Indesit, announced to the market on 14 October 2014 (the “Offer”), the Offeror announces that on the date hereof Consob, with resolution No. 19055, approved the document relating to the Offer (the “Offer Document”), pursuant to article 102, paragraph 4, of the TUF.

Tender period. Pursuant to article 40, paragraph 2, of the regulation adopted by Consob with resolution No. 11971 of 14 May 1999, as amended, (the “Issuers’ Regulation”), the tender period of the Offer, agreed with Borsa Italiana S.p.A., will begin at 8:00 a.m. (Italian time) on 3 November 2014 and will end at 5:30 p.m. (Italian time) on 21 November 2014, inclusive, subject to extensions. 21 November 2014 will represent, therefore, the last day to tender in the Offer.

Potential re-opening of the tender period. If requirements set forth by law are met, pursuant to article 40-bis of the Issuers’ Regulation, the tender period will be re-opened for five trading days starting from the day following the payment date, thus (subject to extensions of the tender period) on 1, 2, 3, 4 and 5 December 2014, from 8:00 a.m. (Italian time) to 5:30 p.m. (Italian time). The payment date relating to the shares tendered in the Offer during the re-opening of the tender period will be on 12 December 2014.

Consideration. The cash consideration of EUR 11 per share will be paid to shareholders tendering in the Offer the fifth stock exchange opening day following the end of the tender period, i.e. on 28 November 2014 (subject to extensions), against the simultaneous transfer of ownership of the shares tendered. In case of full tendering in the Offer, the disbursement will be EUR 376,690,985.

Publication. The Offer Document containing a detailed description of the terms and conditions of the Offer and, among others, the methods for tendering in the Offer, will be published on 30 October 2014 on the websites of the Issuer (www.indesitcompany.com) and the Global Information Agent (http://sodali-transactions.com). Notice to the public concerning the publication and the methods of distribution of the Offer Document will be given by means of an ad hoc press release.

Issuer’s Statement. The Issuer’s statement drafted pursuant to article 103, paragraph 3, of the TUF and article 39 of the Issuers’ Regulation, approved by the Issuer’s board of directors on 29 October 2014, is attached to the Offer Document (Section M), accompanied by the fairness opinions of the independent expert and the advisors appointed for such purpose and the opinion of Indesit’s independent directors.

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Notice to U.S. resident shareholders of Indesit

The Offer described in this notice is made for the shares of Indesit, an Italian company with shares listed on the Electronic Stock Market (MTA) organized and managed by Borsa Italiana S.p.A., and is subject to Italian disclosure and procedural requirements, which are different from those of the United States of America. This notice is neither an offer to purchase nor a solicitation of an offer to sell shares of Indesit. Prior to the beginning of the tender period of the Offer, the Offeror will disseminate the Offer Document as required by applicable law and shareholders of Indesit should review such document carefully.

To the extent permissible under applicable law or regulation, in accordance with normal Italian practice and pursuant to Rule 14e-5(b)(10) of the U.S. Securities Exchange Act of 1934, as amended, the Offeror, the Issuer and their affiliates or brokers (acting as agents for the Offeror, the Issuer or any of their respective affiliates, as applicable) have purchased since 10 July 2014 (as detailed below), and may from time to time after the publication of this notice, and other than pursuant to the Offer, directly or indirectly purchase, or arrange to purchase, shares of Indesit or any securities that are convertible into, exchangeable for or exercisable for shares of Indesit. No such purchases have been made prior to the date of this notice other than (i) the purchase of 5,027,731 shares of Indesit, previously held by Claudia Merloni, by Whirlpool Corporation and (ii) the purchase of 63,896,340 shares of Indesit, previously held by Fineldo S.p.A. and the members of the Merloni family, by the Offeror. Any such purchases will not be made at prices higher than the per share consideration (equal to EUR 11) unless such consideration is increased accordingly. To the extent information about such purchases or arrangements to purchase is made public in Italy, such information will be disclosed as required in Italy by means of a press release, pursuant to Art. 41, paragraph 2, letter c) of the Issuers’ Regulation, or other means reasonably calculated to inform U.S. shareholders of Indesit. In addition, the financial advisors to the Offeror and the Issuer may also engage in ordinary course trading activities in securities of Indesit, which may include purchases or arrangements to purchase such securities.

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Notice released by Whirlpool Italia Holdings S.r.l. and distributed by Indesit Company S.p.A. on request of

Whirlpool Italia Holdings S.r.l.